Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Stock Incentive Plan of Vical Incorporated of our reports dated February 25, 2010, with respect to the financial statements of Vical Incorporated and the effectiveness of internal control over financial reporting of Vical Incorporated included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

San Diego, California

September 13, 2010